Supplement no. 6 to prospectus dated August 7, 2006, and
prospectus supplement dated August 7, 2006
Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
relating to Registration No. 333-136361
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 6 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 6 in conjunction with the prospectus dated August 7, 2006, the prospectus supplement dated August 7, 2006, supplement no. 1 dated August 18, 2006 to the prospectus and the prospectus supplement, supplement no. 2 dated September 7, 2006 to the prospectus and the prospectus supplement, supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement, supplement no. 4 dated October 23, 2006 to the prospectus and the prospectus supplement and supplement no. 5 dated November 22, 2006 to the prospectus and the prospectus supplement, or the prior registration documents, which should be delivered in conjunction with this supplement no. 6. This supplement no. 6 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 6 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 6 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement dated August 7, 2006 (as amended by the last two paragraphs of supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement).
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 6 or the prior registration documents. Any representation to the contrary is a criminal offense.
     This supplement no. 6, together with the prior registration documents, constitutes the offer of up to $2,200,000,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $2,200,000,000 principal amount of our 1.625% Convertible Senior Notes due 2013, or 2013 Notes, and the shares of our common stock issuable upon conversion of those notes.
     The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders,” beginning on page 2 of each of supplement no. 1 dated August 18, 2006 to the prospectus and prospectus supplement, supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement, supplement no. 3 dated September 29, 2006 to the prospectus and prospectus supplement, supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement and supplement no. 5 dated November 22, 2006 to the prospectus and prospectus supplement) is hereby:

•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prospectus supplement, supplement no. 1 to the prospectus and prospectus supplement, supplement no. 2 to the prospectus and prospectus supplement, supplement no. 3 to the prospectus and prospectus supplement, supplement no. 4 to the prospectus and prospectus supplement and supplement no. 5 to the prospectus and prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.
     We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to December 22, 2006. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 6 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
Selling Securityholders
Additional Selling Securityholders

						Number of
			Principal Amount of			Shares of
	Principal Amount of		2013 Notes			Common
	2011 Notes Beneficially		Beneficially Owned		Number of	Stock
	Owned and Offered		and Offered (USD		Shares of	Beneficially
	(USD) and Percentage		and Percentage of		Common	Owned after	Natural Person(s)
	of 2011 Notes		2013 Notes		Stock Offered	the Offering	with Voting or
Name of Selling Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)		(4) (5)	(6)	Investment Power
Arpeggio Fund (+)	6,800,000	*	—	—	121,116	—	Eric White
CSV Fund (+)	4,600,000	*	—	—	81,931	—	Eric White
Focused Sicav - Convert Global (EUR) B	—	—	33,275,000	1.51	592,671	—	Dirk Spiegel Gerhard Fusenig Gilbert Schintgen Aloyse Hemmen
IMF Converts (+)	10,000,000	*	—	—	178,113	—	Eric White
John Nuveen Preferred and Convertible #1 (+)	250,000	*	—	—	4,452	—	Eric White
John Nuveen Preferred and Convertible #2 (+)	250,000	*	—	—	4,452	—	Eric White
Merrill Lynch Financial Markets (25) (+)	—	—	25,000,000	1.14	445,282	—	Tim Reilly
Oppenheimer Convertible Securities Fund	—	—	4,000,000	*	71,245	—	(7)
Rhapsody Fund (+)	12,600,000	*	—	—	224,422	—	Eric White

					Number of
			Principal Amount of		Shares of
	Principal Amount of		2013 Notes		Common
	2011 Notes Beneficially		Beneficially Owned	Number of	Stock
	Owned and Offered		and Offered (USD	Shares of	Beneficially
	(USD) and Percentage		and Percentage of	Common	Owned after	Natural Person(s)
	of 2011 Notes		2013 Notes	Stock Offered	the Offering	with Voting or
Name of Selling Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)	(4) (5)	(6)	Investment Power
UBS (Lux) Bond Sicav — Convert Global (EUR) B (26)	—	—	700,000 *	12,467	—	Dirk Spiegel Gerhard Fusenig Aloyse Hemmen
UBS (Lux) IF Global Convertible Bonds (26)	—	—	21,625,000 *	385,169	—	Dirk Spiegel Gerhard Fusenig Aloyse Hemmen
Revised Information Regarding Selling Securityholders

									Number of
				Principal Amount of					Shares of
	Principal Amount of			2013 Notes					Common
	2011 Notes Beneficially			Beneficially Owned			Number of		Stock
	Owned and Offered			and Offered (USD			Shares of		Beneficially
	(USD) and Percentage			and Percentage of			Common		Owned after	Natural Person(s)
Name of Selling	of 2011 Notes			2013 Notes			Stock Offered		the Offering	with Voting or
Securityholder (1)	Outstanding (%) (2)			Outstanding (%) (3)			(4) (5)		(6)	Investment Power
Abbey National Financial Products, London	24,500,000		1.11	10,000,000		*	614,489	(12)	—	Milen Mateev
Argent LowLev Convertible Arbitrage Fund, LLC	250,000		*	370,000		*	11,043	(13)	—	Nathanial Brown Robert Richardson
Class C Trading Company, Ltd.	1,860,000		*	3,040,000		*	87,275	(14)	—	Nathanial Brown Robert Richardson
Credit Suisse Securities (USA) LLC (#)	11,163,000		*	12,900,000		*	428,593	(15)	—	(8)
DBAG London (27)(+)	70,861,000	(9)	3.22	124,025,500		5.64	3,471,181	(16)		Patrick Corrigan
HFR CA Global Select Master Trust Account	1,270,000		*	1,790,000		*	54,502	(17)	—	Nathanial Brown Robert Richardson
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	2,360,000		*	3,220,000		*	99,387	(18)	—	Nathanial Brown Robert Richardson
Merrill Lynch, Pierce, Fenner & Smith (25)(#)	10,665,000		*	42,398,000	(11)	1.93	945,121	(19)	—	(7)
Old Lane Cayman Master Fund LP	4,620,000	(10)	*	32,735,000		1.49	665,341	(20)	—	William D. Fertig Jonathan Barton
Old Lane HMA Master Fund LP	1,350,000	(10)	*	8,914,000		*	182,815	(21)	—	Jonathan Barton

Number of
Principal Amount of	Shares of
Principal Amount of	2013 Notes	Common
2011 Notes Beneficially	Beneficially Owned	Number of	Stock
Owned and Offered	and Offered (USD	Shares of	Beneficially
(USD) and Percentage	and Percentage of	Common	Owned after	Natural Person(s)
Name of Selling	of 2011 Notes	2013 Notes	Stock Offered	the Offering	with Voting or
Securityholder (1)	Outstanding (%) (2)	Outstanding (%) (3)	(4) (5)	(6)	Investment Power
Old Lane US Master Fund LP	1,530,000	(10)	*	11,351,000	*	229,427	(22)	—	Jonathan Barton
Partners Group Alternative Strategies PCC LTD	2,230,000	*	3,830,000	*	107,936	(23)	—	Nathanial Brown Robert Richardson
Silver Convertible Arbitrage Fund, LDC	390,000	*	570,000	*	17,098	(24)	—	Nathanial Brown Robert Richardson

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	The aggregate dollar amount of 2011 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto may exceed $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(3)	The aggregate dollar amount of 2013 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(4)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(5)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,152,549,353 shares of common stock outstanding as of December 18, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(6)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 6 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(7)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(8)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(9)	This amount reflects an increase of $5,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus and prospectus supplement dated August 7, 2006.

(10)	We previously registered only 2013 Notes and shares of our common stock on behalf of this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(11)	This amount reflects an increase of $15,000,000 from the amount of 2013 Notes previously listed for this selling securityholder in supplement no. 3 dated September 29, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(12)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 89,057; the correct amount was 614,489.

(13)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 5,343; the correct amount was 11,043.

(14)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 42,391; the correct amount was 87,275.

(15)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 424,372; the correct amount was 428,593.

(16)	This amount reflects an increase of 89,057 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(17)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 24,401; the correct amount was 54,502.

(18)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 62,161; the correct amount was 99,387.

(19)	This amount reflects an increase of 267,170 from the number of shares previously listed for this selling securityholder in supplement no. 3 dated September 29, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(20)	This amount reflects an increase of 82,288 from the number of shares previously listed for this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(21)	This amount reflects an increase of 24,045 from the number of shares previously listed for this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(22)	This amount reflects an increase of 27,251 from the number of shares previously listed for this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(23)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 52,543; the correct amount was 107,936.

(24)	In supplement no. 5 dated November 22nd, 2006 to the prospectus and the prospectus supplement dated August 7, 2006, the number of shares of common stock offered by this selling securityholder was incorrectly listed as 8,906; the correct amount was 17,098.

(25)	Merrill Lynch, Pierce, Fenner & Smith Incorporated is a dealer under commercial paper dealer agreements with us. Merrill Lynch International (represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated as its agent) is party to certain convertible note hedge transactions and warrant transactions with us. Merrill Lynch Bank USA is a party to the Company’s current credit facility.

(26)	UBS Securities LLC is a party to certain convertible note hedge transactions and warrant transactions with us. UBS AG, London Branch (represented by UBS Securities LLC as its agent) is party to certain convertible note hedge transactions and warrant transactions with us. UBS Loan Finance LLC is a party to the Company’s current credit facility.

(27)	Deutsche Bank Securities Inc. is a dealer under commercial paper dealer agreements with us. Deutsche Bank AG London Branch (represented by Deutsche Bank AG New York Branch as its agent) is party to certain convertible note hedge transactions and warrant transactions with us. Deutsche Bank AG New York Branch is a party to the Company’s current credit facility.
     Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and the supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 6 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
The date of this supplement no. 6 is December 22, 2006